November 14, 2007

Long-e International, Inc.

To Whom It May Concern,

I have received and reviewed the draft Form 8-K to be filed by Long-e International, Inc. (the "Company") and consent to this letter being made an exhibit to the report when filed. This letter confirms to the Company that I agree with the statements of the Company concerning the circumstances surrounding my recent resignation from the Board of Directors of the Company as set forth in response to Item 5.02 in the draft report on Form 8-K. I am also confirming that I did not resign because of any disagreement with the Company on any matter relating to their respective operations, policies or practices.

Sincerely,

Nov. 14. 07